    Exhibit 10.1
TRANSITION AND SEPARATION AGREEMENT

This TRANSITION AND SEPARATION AGREEMENT (this “Agreement”) is made, as of the Effective Date (as defined herein), by and between Dana Pizzuti, MD (“Executive”), and Crinetics Pharmaceuticals, Inc., a Delaware corporation (the “Company”). Executive and the Company are referred to herein individually as a “Party” and collectively as the “Parties.”
A.Executive is employed by the Company pursuant to the terms of that certain employment agreement by and between the Parties, dated September 30, 2022 (the “Employment Agreement”), attached hereto as Exhibit A;
B.Executive’s employment with the Company will end as provided in this Agreement; and
C.The Parties desire to enter into this Agreement to memorialize the Parties’ rights and obligations with respect to Executive’s transition out of and separation from Executive’s employment with the Company.
Therefore, the Parties agree as follows:
1.Transition Period. Executive’s employment with the Company shall end on March 31, 2026 or such sooner date if Executive’s employment is terminated by the Company with Cause (for the purposes of this Agreement “Cause” shall have the meaning ascribed to the term in the Employment Agreement) (such date, referred to herein as the “Separation Date”). Provided that Executive (a) executes this Agreement within twenty-one (21) calendar days of receiving it, (b) effectuates and does not revoke this Agreement within seven (7) calendar days of executing this Agreement, (c) complies with this Agreement at all times, and (d) is not terminated by the Company for Cause, the Company shall continue to employ Executive between the Effective Date and the Separation Date (the “Transition Period”). As of January 1, 2026, Executive’s title will change from Chief Medical and Development Officer to Strategic Regulatory and Development Advisor. Between January 1, 2026, and the Separation Date, Executive’s duties shall include, but are not limited to:
(a)Completing the EU MAA approval process through CHMP opinion for the paltusotine application for acromegaly, including submitting responses to the LoOI by January 31, 2026, and completing final labeling negotiations by February 28, 2026, unless the timeline is modified by CHMP;
(b)Supervising the preparation and finalization of the marketing application submission for Brazil through March 31, 2026;
(c)Reviewing and providing advice on major modules for the SKK Japanese application through March 31, 2026;
(d)Cooperating and working constructively with the Company’s executive team and following reasonable directives of the executive team;
(e)Continuing negotiations with countries in the European Union regarding the Carefinder study clinical trial approvals;
(f)Completing the first draft of performance reviews for Executive’s eleven direct reports;
(g)Completing the first draft of the department’s compensation process in accordance with the finance timeline for Q1; and
(h)Providing advice to the Company’s Chief Executive Officer and Human Resources department regarding the preparation of a job description for Executive’s successor and options for potential departmental reorganization.

2.On the Separation Date, Executive will receive her final paycheck, including the value of her accrued, but unused paid time off, if any, less applicable taxes and withholdings, through the Separation Date and payable in accordance with applicable law. As of the Separation Date, Executive resigns as a board member, employee, and from any other position she holds with the Company and its affiliates, except for the position provided for in the Advisor Agreement. Executive agrees to execute any documents the Company deems necessary to effectuate such resignations. Executive agrees not to hold herself out as a partner, member, director, officer, employee or as otherwise affiliated with the Company or any of its affiliates (including on social media) after the Separation Date, except as set forth in the Advisor Agreement (discussed below). Executive represents and warrants that Executive has been paid all compensation due and owing to Executive as of the date Executive executes and re-executes (as applicable) this Agreement and is not entitled to any further compensation except as explicitly set forth in this Agreement or the Advisor Agreement. Executive expressly agrees that none of the changes to Executive’s title, duties, responsibilities or reporting relationship, and no other events contemplated by this Agreement, shall constitute “Good Reason” under Executive’s Employment Agreement and, except as expressly provided in this Agreement, Executive shall have no right to post-termination compensation or benefits from the Released Parties (as defined below) under the Employment Agreement or otherwise, and the payments and benefits being offered to Executive under this Agreement are in full satisfaction of any such benefits or obligations.
3.Separation Benefits. Provided that (v) no grounds to terminate Executive for Cause exist prior to March 31, 2026, (w) Executive does not resign from the Company prior to March 31, 2026, (x) Executive re-executes this Agreement within seven calendar days of Executive’s Separation Date, (y) Executive effectuates and does not revoke this Agreement within seven (7) calendar days of re-executing this Agreement and the Second Release Effective Date occurs, and (z) Executive complies with this Agreement and the Restrictive Covenant (as modified herein) at all times, then the Company shall provide Executive with the following separation benefits (the “Separation Benefits”) in full satisfaction of any post-termination or benefit obligations owed or payable to Executive under the Employment Agreement or otherwise:
(a)The Company shall engage Executive as an advisor pursuant to the terms and conditions set forth in the Advisor Agreement attached hereto as Exhibit B (the “Advisor Agreement”), which shall be executed contemporaneously with this Agreement.
(b)The Company agrees to pay Executive severance in the amount of $577,000, less applicable deductions and withholdings, which is an amount equal to twelve (12) months of Executive’s current base salary (the “Severance Payment”). The Severance Payment will be paid to Executive, less applicable deductions and withholdings, in a single lump sum by the second regularly scheduled payroll date following the Second Release Effective Date.
(c)Executive shall remain eligible to earn Executive’s annual cash bonus for 2025 based on the achievement of the Company’s performance goals in an amount determined by the Company consistent with bonuses paid to other Executives of the Company and with individual performance goals deemed achieved at “target” levels, less applicable deductions in withholdings, in a lump sum when such bonuses are paid to similarly-situated Company executives, but in no case later than March 15, 2026.
(d)Executive shall remain eligible to earn an annual cash bonus for 2026, prorated based on the number of calendar days Executive was employed by the Company in 2026, with the “target” bonus opportunity equal to Executive’s 2025 target bonus opportunity and with amount earned determined by the Company consistent with bonuses paid to other Executives of the Company, and with individual performance goals deemed achieved at “target” levels. The Company will pay the 2026 annual bonus, less applicable deductions in withholdings, in a lump sum when 2026 bonuses are paid to similarly-situated Company executives, but in no case later than March 15, 2027. For clarity, the amount of the

2026 annual bonus will be prorated by multiplying the 2026 annual bonus determined as described above by a fraction, the numerator of which is the number of calendar days Executive was employed by the Company in 2026 and the denominator of which is 365.
(e)The Company shall reimburse Executive for legal fees incurred in the negotiation of this Agreement, up to a maximum of $15,000.
(f)If Executive timely elects continued coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for Executive and her covered dependents under the Company’s group health plans, then the Company will reimburse Executive for the costs of health insurance coverage under COBRA for Executive and her covered dependents and the applicable administrative fee (if any) at the contribution level in effect on the Separation Date for the period commencing on the Separation Date and continuing until the earliest of: (i) twelve (12) months following the Separation Date; (ii) the date Executive is eligible to receive health insurance coverage from a new employer or through self-employment; or (iii) the date Executive is no longer eligible to continue coverage under COBRA (as applicable, the “COBRA Reimbursement Period”); provided, that if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA reimbursement benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or violating Section 105(h) of the Internal Revenue Code of 1986, as amended, then in lieu of reimbursing Executive for the COBRA premiums paid by Executive, the Company will instead pay Executive on the last day of each remaining month of the COBRA Reimbursement Period (regardless of whether Executive pays the COBRA premiums) a fully-taxable cash payment equal to the amount that would be reimbursed pursuant to this Section 2(d), subject to applicable tax withholding, through the COBRA Reimbursement Period; and
(g)The Company shall pay the cost of Executive’s enrollment in a Board of Directors “Boot Camp” training course (the “Training Benefit”) in an amount up to $6,500. The Training Benefit shall be paid directly to the course provider.
4.Release.
(a)Executive knowingly and voluntarily (for Executive and Executive’s heirs, executors, administrators and assigns) releases and forever discharges the Company and each of its respective parents, subsidiaries and affiliates, each of the Company’s and such parents’, subsidiaries’ and affiliates’ present, former and future direct or indirect owners, managers, directors, officers, employees, attorneys, agents, shareholders and representatives, and each of any of the preceding persons’ predecessors, successors, and assigns (collectively, the “Released Parties”) from any and all claims, suits, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present and whether known or unknown, suspected, unsuspected or claimed (collectively, “Claims”) against the Released Parties which Executive or any of Executive’s heirs, executors, administrators or assigns, may have from the beginning of time through the date upon which Executive executes or re-executes (as applicable) this Agreement, including any such Claims: (i) arising out of, or relating to, Executive’s employment with any Released Parties through the date upon which Executive executes or re-executes (as applicable) this Agreement; (ii) arising out of, or relating to, any agreement with any Released Parties, including, but not limited to, the Employment Agreement and any other awards, policies, plans, programs or practices of the Released Parties that may apply to Executive or in which Executive may participate, including, but not limited to, any rights under bonus plans or programs of Released Parties and/or any other short-term or long-term equity-based or cash-based incentive plans or programs of the Released Parties; (iii) arising out of, or relating to, Executive’s termination of employment from any of the Released Parties; or (iv) arising out of, or relating to, Executive’s status as an employee of any of the Released Parties, including, but not limited to, any allegation, claim or violation, arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974 (with respect to unvested benefits); any applicable Executive Order Programs; the Fair Labor Standards Act; the Equal Pay Act, as amended; Section 1981 of U.S.C. Title 42; Age Discrimination in Employment Act, as amended

(including the Older Workers Benefit Protection Act); the Sarbanes-Oxley Act of 2002, as amended; the California Worker Adjustment Retraining Notification Act; the California Fair Employment and Housing Act; the California Labor Code; the California Constitution; the California Family Rights Act, or their federal, state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Released Parties; or any Claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any Claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters. This is a general release that is intended to apply to all claims Executive may have against the Released Parties up to the date Executive executes this Agreement, except those claims that cannot be waived pursuant to applicable laws.
(b)Executive understands that Executive may later discover Claims or facts that may be different than, or in addition to, those which Executive now knows or believes to exist with regards to the subject matter of this Agreement and the releases in this Section 3, and which, if known at the time of executing this Agreement, may have materially affected this Agreement or Executive’s decision to enter into it. Executive hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts.
(c)Nothing in this Section 3 shall release or impair: (i) Executive’s right to make Claims arising out of any acts or omissions of the Released Parties after the date Executive executes this Agreement; (ii) any right that cannot be waived by private agreement under law; (iii) any Claim to vested benefits under the Company’s benefit plans; or (iv) any Claim for indemnification under Section 4.8 of the Employment Agreement or the Company’s governing documents. Nothing in this Agreement is intended to prohibit or restrict Executive’s right to file a charge with or participate in a charge or proceeding with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or any other local, state, or federal administrative body or government agency prohibiting waiver of such right; provided, however, that Executive hereby waives the right to recover any monetary damages or other relief against any Released Parties excepting any benefit or remedy to which Executive is or becomes entitled to pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Furthermore, nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as sexual harassment, sexual assault, harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.
(d)Executive waives (a) all rights that Executive may have based on any unknown and undiscovered facts, and (b) all rights that are provided for under any law which limits the scope of a release based on unknown facts, including those under California Civil Code Section 1542, which provides as follows: A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in her or her favor at the time of executing the release and that, if known by him or her, would have materially affected her or her settlement with the debtor or released party.
(e)Executive represents that Executive has made no assignment or transfer of any right or Claim covered by this Section 3 and that Executive further agrees that Executive is not aware of any such right or Claim covered by this Section 3.
(f)Executive acknowledges and agrees that the releases set forth in this Section 3 are an essential and material term of this Agreement and that without such waiver the Company would not have agreed to the terms of the Agreement.
5.Cooperation; No Cooperation with Non-Governmental Third Parties. Executive shall not knowingly encourage, counsel or assist any non-governmental attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any non-governmental third party against any of the Released Parties.
6.Voluntary Agreement. Executive has carefully read and fully understands all of the provisions of this Agreement, and was advised by the Company to consult with counsel of her choice. Executive is entering into this Agreement, knowingly, freely and voluntarily in exchange for good and valuable consideration to which Executive would not be entitled in the absence of executing and not revoking this Agreement.
7.Consideration and Revocation Period. Executive acknowledges that Executive has twenty-one (21) calendar days to consider this Agreement, although Executive may sign it sooner. Executive has seven (7) calendar days after the date on which Executive executes this Agreement to revoke Executive’s consent to the Agreement. Such revocation must be in writing and must be e-mailed to Garlan Adams at gadams@crinetics.com. Notice of such revocation must be received within the seven (7) calendar days referenced above. In the event of such revocation by Executive, this Agreement and the Advisor Agreement shall be null and void in their entirety. Provided that Executive does not revoke Executive’s execution of this Agreement within such seven (7)-day period, the “Effective Date” shall occur on the eighth calendar day after the date on which Executive initially executes it.
8.Re-Execution of Agreement. The Company’s obligations under Section 2 of this Agreement are strictly contingent upon Executive’s re-execution of this Agreement within seven (7) calendar days following the Separation Date and non-revocation of such re-execution of this Agreement. The date of each Executive’s re-execution of this Agreement is referred to herein as the “Re-Execution Date.” By re-executing this Agreement, each Executive advances to the Re-Execution Date her general waiver and release of all Claims set forth in Section 3, the other covenants set forth in this Agreement, and further releases any Claim against the Released Parties arising under the Age Discrimination in Employment Act, as amended (including the Older Workers Benefit Protection Act) up to the date Executive re-executes this Agreement. Executive has seven (7) calendar days from the Re-Execution Date to revoke her re-execution of the Agreement. Such revocation must be in writing and must be e-mailed to Garlan Adams at gadams@crinetics.com. Notice of such revocation must be received within the seven (7) calendar days referenced above. In the event of such revocation by Executive, the date of the releases and covenants set forth in this Agreement shall not be advanced, but shall remain effective up to and including the date upon which Executive originally signs this Agreement. Provided that Executive does not revoke her re-execution of this Agreement within such seven (7)-day period, the “Second Release Effective Date” shall occur on the eighth (8th) calendar day after the date on which she re-executes it.
9.No Admission of Wrongdoing. Executive agrees that neither this Agreement, nor the furnishing of the consideration for this Agreement, shall be deemed or construed at any time to be an admission by any Released Party of any improper or unlawful conduct.
10.Return of Company Property. Except as set forth herein or as permitted by the Company so that Executive can satisfy her obligations under her Advisor Agreement, Executive agrees to return to the Company by the Separation Date all Company documents (and all copies thereof) and other Company property that Executive has in her possession at any time, including, but not limited to, Company software, cell phones, iPhones, iPads, credit cards, keys, manuals, notebooks, financial statements, reports, pitch decks, presentation materials, passwords, company IDs, files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Executive agrees to cooperate with any security procedures or other reasonable steps pursuant to the Company’s policies or security requirements. Please coordinate return of Company property with Garlan Adams at gadams@crinetics.com. Receipt of the Separation Benefits described in Section 2 of this Agreement is expressly conditioned upon return of all Company property. For the avoidance of doubt, during the Engagement Period (as set forth in the Advisor Agreement) Executive shall be permitted to retain her Company computer and monitors to be used solely in connection with providing services under the Advisor Agreement.
11.Post-Termination Obligations. Executive acknowledges her continuing obligations under her Employment Agreement to not use or disclose any confidential information of the Company or any of its affiliates (the “Restrictive Covenant”); provided that the Company hereby completely waives and releases Executive from Executive’s post-employment non-compete and non-solicitation obligations under Sections 8.2 and 8.3 of the Employment Agreement and will not seek to enforce those provisions.

12.Savings Clause. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable, this Agreement shall be enforceable as closely as possible to its original intent.
13.Confidentiality of Agreement. Executive agrees that this Agreement is confidential and agrees not to disclose any information regarding the terms of this Agreement, except to Executive’s immediate family and any tax, legal or other counsel Executive has consulted regarding the meaning or effect hereof or as required by law, and Executive will instruct each of the foregoing not to disclose the same to anyone. Nothing in this Section or this Agreement restricts or impedes Executive from exercising protected rights, including rights under the National Labor Relations Act or any federal securities laws, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.
14.Section 409A. The payments contemplated under this Agreement are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and under applicable guidance issued (“Section 409A”) and will be construed in accordance with such intent; provided, however, that the Company, the Company’s affiliates, and their respective employees, officers, directors, agents and representatives (including, without limitation, legal counsel) will not have any liability to Executive with respect to any taxes, penalties, interest or other costs or expenses Executive or any related party may incur with respect to or as a result of Section 409A or for damages for failing to comply with Section 409A. Each amount to be paid or benefit to be provided under this Agreement will be construed as a separate and distinct payment for purposes of Section 409A. Any reimbursements or in-kind benefits provided to or for the benefit of Executive that constitute deferred compensation for purposes of Section 409A shall be provided in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv).  Accordingly, (a) all such reimbursements will be made not later than the last day of the calendar year after the calendar year in which the expenses were incurred, (b) any right to such reimbursements or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (c) the amount of the expenses eligible for reimbursement, or the amount of any in-kind benefit provided, during any taxable year will not affect the amount of expenses eligible for reimbursement, or the in-kind benefits provided, in any other taxable year.
15.Each Party the Drafter. This Agreement, and the provisions contained in it, shall not be construed or interpreted for, or against, any Party to this Agreement because that Party drafted or caused that Party’s legal representatives to draft any of its provisions.
16.Governing Law; Dispute Resolution. This Agreement will be governed, construed, and interpreted under the laws of the State of California, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws. The Parties acknowledge and agree that, notwithstanding any contrary provision in any agreement between the Parties (including the Employment Agreement), any dispute, controversy, or claim arising out of or related to this Agreement or any breach of this Agreement or the Executive’s employment, whether the claim arises in contract, tort, or statute, shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by American Arbitration Association and shall be conducted consistent with the rules, regulations, and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the parties.
17.Superseded Employment Agreement Provisions. The Parties acknowledge and agree that the provisions of this Agreement supersede and replace any conflicting provisions of the Employment Agreement. For the avoidance of doubt Section 2 and Section 5 (with the exception of Section 5.7) of the Employment Agreement shall be of no further force or effect. All non-conflicting terms of the Employment Agreement shall remain in full force and effect.

18.Assignment; Third-Party Beneficiaries. This Agreement is personal to Executive and may not be assigned by Executive. This Agreement is binding on, and will inure to the benefit of, the Released Parties. The Released Parties are expressly intended to be third-party beneficiaries of the releases set forth in Section 3, and it may be enforced by each of them.
19.Entire Agreement; No Oral Modifications; Counterparts. This Agreement and the Advisor Agreement set forth the Parties’ entire agreement with respect to the subject matter and shall supersede all prior and contemporaneous communications, agreements and understandings, written or oral, with respect hereto and thereto (for the avoidance of doubt, the Restrictive Covenant and any other confidentiality, intellectual property obligations, or other post-termination obligations of Executive, including, but not limited to, those set forth in the Employment Agreement, except as otherwise modified by Section 10, remain in effect). This Agreement may not be modified or amended unless mutually agreed to in writing by the Parties. This Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument. A faxed, .pdf-ed or electronic signature shall operate the same as an original signature.
20.[SIGNATURE PAGE FOLLOWS]
(g)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the below-indicated dates.
CRINETICS PHARMACEUTICALS, INC.
/s/ Richard Struthers
By: R. Scott Struthers, CEO

                        Dated: December 16, 2025

EXECUTIVE:

/s/ Dana Pizzuti
Dana Pizzuti, MD

Dated: December 16, 2025

NOT TO BE RE-EXECUTED
PRIOR TO THE SEPARATION DATE
RE-EXECUTED BY EXECUTIVE:

______________________________
Dana Pizzuti, MD

Dated:________________________

EXHIBIT A

Employment Agreement

EXHIBIT B

Advisor Agreement